Exhibit 99.1

news release

Enbridge Energy Partners Announces Offering of Class A Common Units

HOUSTON TX, September 5, 2012— Enbridge Energy Partners, L.P. (NYSE: EEP) (the “Partnership”) announced today it has commenced, subject to market conditions, an underwritten public offering of approximately 14 million of its Class A Common Units representing limited partner interests. The Partnership is expected to grant the underwriters a 30-day option to purchase up to an additional 2.1 million units to cover over-allotments, if any. The Partnership expects to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option, to fund a portion of its capital expansion projects, for general partnership purposes or any combination of such purposes.

Morgan Stanley, BofA Merrill Lynch, Barclays Capital, J.P. Morgan and UBS Investment Bank are joint book-running managers for the offering. The offering is made pursuant to an effective shelf registration statement and prospectus filed by the Partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Class A Common Units described herein, nor shall there be any sale of these Class A Common Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Morgan Stanley

Attn: Prospectus Dept.

180 Varick Street, 2nd Floor

New York, NY 10014

Tel: (866) 718-1649

Email: prospectus@morganstanley.com

BofA Merrill Lynch

Attn: Prospectus Dept.

222 Broadway 7th Floor

New York, NY 10038

Email: dg.prospectus_requests@baml.com

Barclays Capital

Attn: Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Tel: (888) 603-5847

Email: barclaysprospectus@broadridge.com

J.P. Morgan

Attn: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Tel: (866) 803- 9204

UBS Investment Bank

Attn: Prospectus Dept.

229 Park Avenue

New York, NY 10171

Tel: (888) 827-7275

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) (NYSE:EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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